Exhibit 5.1
June 11, 2010
Hanmi Financial Corporation
3660 Wilshire Boulevard
Penthouse A
Los Angeles, California 90010
Ladies and Gentlemen:
We are special counsel to Hanmi Financial Corporation (the “Company”). We are rendering this opinion in connection with the proposed issuance by the Company of (i) 50 million subscription rights (the “Rights”) to purchase up to 50 million shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) pursuant to a rights offering to holders of the Common Stock as of June 7, 2010, and (ii) 50 million shares of Common Stock (I) issuable upon the exercise of the Rights and (II) as a consequence of a best efforts public offering, for an aggregate of 100 million shares of Common Stock, (collectively, the “Shares”), which Shares are registered under the Securities Act of 1933 pursuant to a Registration Statement on Form S-3 dated November 19, 2009 and related prospectus supplement (the “Supplement”) dated June 11, 2010 (together, the “Registration Statement”). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also relied without investigation as to matters of fact upon certificates and oral or written statements of officers of the Company and other information obtained from the Company. We have not undertaken any independent investigation to determine the existence or absence of the facts that are relevant to our opinions.
Based on such examination and a consideration of such applicable law as we deemed applicable, we are of the opinion that:
(1)	The Rights have been duly authorized and, when issued, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);
(2)	When the Shares are issued and delivered against payment therefor upon due exercise of Rights as contemplated in the Supplement and while the Registration Statement remains effective, the Shares will be duly authorized, validly issued, fully paid and non-assessable; and

(3)	When the Shares are issued and delivered against payment therefor in the best efforts public offering as contemplated in the Supplement and while the Registration Statement remains effective, the Shares will be duly authorized, validly issued, fully paid and non-assessable
These opinions are limited to the laws of the State of Delaware as in effect as of the date of this opinion, and we express no opinion as to the laws of any other jurisdiction. These opinions are furnished in connection with the Registration Statement and are not to be used or otherwise referred to for any other purpose without our consent. We hereby consent to the inclusion of our opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Respectfully submitted,
/S/ MANATT, PHELPS & PHILLIPS, LLP
Manatt, Phelps & Phillips, LLP